Exhibit 4.8

Powers of Attorney

I, Yinyu HE, a Chinese citizen with ID card number of [*]. I, as of the date of this Powers of Attorney, own 20% of the equity interest of Beijing Yisheng Leju Information Services Co., Ltd. (the “VIE Co”). In respect of my present and future ownership of the equity interest in VIE Co (the “My Equity Interest”), I hereby irrevocably authorize Shanghai SINA Leju Information Technology Co., Ltd. (the “WFOE”) to exercise the following rights during the term of this Powers of Attorney:

Authorizing the WFOE and/or its designee(s) (including but not limited to the directors of WFOE’s parent company, China Online Housing (Hong Kong) Co., Limited, and their successors and any liquidators replacing the directors of the parent company, but excluding any person who is not disinterested or who may give rise to conflict of interest) (the “Entrusted Person”) to act as my sole and exclusive agent to exercise, on my behalf, all of my rights with respect to my shareholding, including, but not limited to, the right to 1) call and attend meetings of shareholders of VIE Co; 2) file the required documents with the relevant company registry; 3) exercise all of my shareholder rights and shareholder voting rights as provided by law and the Articles of Association of VIE Co, including, but not limited to, the right to dividends, to sell or transfer or pledge or dispose of all or any part of my shareholding; 4) signing any resolutions and minutes of meetings, and approving amendments to the Articles of Association, each on my behalf as a shareholder of VIE Co; and 5) as my authorized representative to designate, appoint or remove any of the legal representative, directors, supervisors, general manager and other senior management of VIE Co, and bring lawsuit or take any other legal action against any of such persons if any of his/her acts is detrimental to the interests of VIE Co or its shareholders. Without WOFE’s written consent, I shall have no right to increase or decrease capital, transfer, re-pledge, or dispose or change My Equity Interest in any other manner.

For the purpose of exercising the rights authorized hereunder, WFOE or the person(s) designated by WFOE shall have access to the information related to VIE Co’s operations, business, customers, finance, employees, etc., and have the right to review VIE Co’s related information, for which I shall provide full support.

I will not, directly or indirectly, without the prior written consent of the WFOE, participate in, engage, concern or own, or use information obtained from the WFOE and the VIE Co, any business that is or may be in competition with the business of the WFOE, the VIE Co or their affiliates or persons, nor will I hold any interest or acquire any interest in any business that is or may be in competition with the business of the WFOE, the VIE Co or any of their affiliated companies or persons. For the avoidance of doubt, this Powers of Attorney shall not be deemed as an authorization for myself or any person who is not disinterested or who may give rise to conflict of interest to exercise any of the rights conferred hereby.

If for any reason I become incapacitated or have limited civil capacity, my guardian shall continue to perform his/her duties and have his/her rights subject to his/her commitment to continue to comply with the provisions of this Powers of Attorney.

Without limiting the authorizations granted hereunder, the Entrusted Person shall have the power and authority to, on behalf of myself, execute the Exclusive Call Option Agreement entered into by and among me, the WFOE and the VIE Co on November 4, 2020, the Equity Interest Pledge Agreement entered into by and among me, the WFOE and the VIE Co on November 4, 2020 (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and all the documents to be executed by me as stipulated in the Transaction Documents, and perform the terms of the Transaction Documents.

Any and all acts of the Entrusted Person in relation to My Equity Interest are deemed to be my acts, and any and all documents signed by the Entrusted Person are deemed to be signed by me and will be acknowledged by me.

The Entrusted Person is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at his/her own discretion and without giving prior notice to me or obtaining my consent. If required by PRC laws, the Entrusted Person shall designate a PRC citizen to exercise the aforesaid rights.

Unless otherwise provided in this Powers of Attorney, the Entrusted Person shall be entitled to allocate, use or dispose in any other manner any cash dividends or bonuses and other non-cash proceeds generated by My Shareholding, based on the oral or written instructions of myself.

This Powers of Attorney shall be irrevocable and continuously valid from the date of execution of this Powers of Attorney, so long as I am a shareholder of VIE Co.

If there is any dispute arising out of or in connection with this Powers of Attorney, each of myself and any Entrusted Person shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration in Shanghai in accordance with the arbitration rules then in effect. The arbitration tribunal shall consist of three arbitrators appointed in accordance with arbitration rules. The claimant shall appoint one arbitrator, and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the above two arbitrators through consultation or designated by China International Economic and Trade Arbitration Commission Shanghai Sub-Commission. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the parties to the arbitration. In appropriate circumstances, the arbitral tribunal or arbitrator may award compensation, award injunctive relief (including, but not limited to, those required for the conduct of business or the forced transfer of assets) or filing a petition for winding-up in accordance with the dispute resolution provisions and/or applicable PRC law with respect to the parties’ equity, assets, property interests or land assets. Furthermore, the Parties shall have the right to apply for interim remedies from any competent court that has jurisdiction, (including the courts located in Hong Kong, the courts at the place where the VIE Co is registered (which is Beijing, China), the courts located in Cayman Islands and the courts at the place where the major assets of the VIE Co is located), during formation of the arbitration tribunal. This Powers of Attorney shall remain in effect during the arbitration period, except for those in dispute and under arbitration between me and the applicable Entrusted Party.

During the term of this Powers of Attorney, I hereby waive all of the rights associated with My Equity Interest which have been authorized to the Entrusted Person under this Powers of Attorney, and shall not exercise such rights by myself.

This Powers of Attorney shall supersede the Proxy Agreement dated February 17, 2017 by and among myself, Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd. and Xudong ZHU, and the Powers of Attorney dated February 17, 2017 issued by myself. Upon the effectiveness of this Powers of Attorney, the Proxy Agreement dated February 17, 2017 by and among myself, Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd. and Xudong ZHU and the Powers of Attorney dated February 17, 2017 issued by myself shall be invalid immediately.

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IN WITNESS WHEREOF, the Parties have caused this Powers of Attorney to be executed by their authorized representatives on November 4, 2020.

Authorized by:

Yinyu HE

By:	/s/ Yinyu HE

Accepted by:

Shanghai SINA Leju Information Technology Co., Ltd. (Seal)

/seal/ Shanghai SINA Leju Information Technology Co., Ltd.

By:	/s/ Yinyu HE
Name:	Yinyu HE
Title:	Legal Representative

Acknowledged by:

Beijing Yisheng Leju Information Services Co., Ltd. (Seal)

/seal/ Beijing Yisheng Leju Information Services Co., Ltd.

By:	/s/ Yinyu HE
Name:	Yinyu HE
Title:	Legal Representative